SEPARATION AGREEMENT
                                       And
                                     RELEASE


     THIS SEPARATION AGREEMENT AND RELEASE AGREEMENT (the "Agreement") dated as of this 25th day of July 2003, made by and between Frank M. Colarusso (hereinafter referred to as "Executive"), and R.H. Donnelley Corporation (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, partnerships and affiliates and referred to as the "Company").

     WITNESSETH THAT:

     WHEREAS, Executive has been employed by the Company pursuant to the terms of an Employment Agreement dated September 28, 1998 (as amended to date, the "Employment Agreement");

     WHEREAS, Executive's employment with the Company will terminate as of July 31, 2003 (the "Termination Date");

     WHEREAS, Section 8(h) of the Employment Agreement requires Executive to execute a general release of claims in favor of the Company as a condition to receiving certain benefits and payments under Sections 8(c) and (d) of the Employment Agreement; and

     WHEREAS, capitalized terms used herein without definition shall have the meanings given to such terms in the Employment Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

     1. Termination Date. Executive's employment with the Company (as well as Executive's membership on any committees) will be terminated effective as of the Termination Date. Each party agrees that such termination shall be deemed to have occurred within two years of a Change in Control as defined in Section 9(b) of the Employment Agreement. As such, certain benefits to which Executive was entitled in connection with a Change in Control have previously been provided to Executive (e.g., vesting of all outstanding stock options).

     2. Entitlements under Employment Agreement. Upon Executive's termination of employment, Executive shall be entitled to the payments and benefits set forth below in accordance with Sections 8(c) and 8(d) (as the case may be) of the Employment Agreement. Executive acknowledges and agrees that he is not entitled to (and waives to the extent so entitled) any other or different payments or benefits under the Employment Agreement or otherwise as a result of such termination. Each of the Company's and Executive's rights and obligations under the Employment Agreement shall terminate as of the Termination Date, except those that expressly survive termination of the Employment Agreement under the terms of the Employment Agreement or this Agreement, which shall expressly survive the termination of the Employment Agreement and the release set forth herein.

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     3. Severance Payment. Within five (5) business days following the
Termination Date (subject to expiration of the revocation period set forth in paragraph 14 below), in lieu of further salary or bonus payments, Executive shall be entitled to receive the Severance Payment in lump-sum cash amount (without reduction for time value of money) equal to $630,400 comprised of the sum of $394,000 (representing 200% (since it was a termination within two years following a Change in Control pursuant to Section 8(d) of the Employment Agreement) of Executive's Base Salary) plus $236,4000 (representing 200% (since it was a termination within two years following a Change in Control pursuant to
Section 8(d) of the Employment Agreement) of Executive's Target Bonus).

     4. Benefits. For the earlier to occur of twenty four (24) months (since it was a termination within two years following a Change in Control pursuant to
Section 8(d) of the Employment Agreement) from the Termination Date and the availability to Executive and his dependants of comparable health insurance coverage in connection with subsequent employment or self-employment, the Company shall continue to provide Executive an opportunity to participate in the Company's medical, dental, vision, life insurance and disability plans for which he was eligible immediately prior to the termination of employment, or comparable coverage. This coverage shall be made available at no greater cost or tax cost to Executive than that applicable to Executive at the time of termination of employment. The Company will invoice Executive monthly for the cost of continued participation in such plans. The foregoing shall not be construed to require the Company to maintain any plan presently in effect or to adopt any new or replacement plan, all such decisions with respect to plans being reserved by the Company its sole and absolute discretion. As of the Termination Date, Executive shall be 100% vested in all Company contributions under the Company's Profit Participation Plan and Retirement Account and all amounts credited to Executive under the Retirement Account shall be fully vested and portable. In addition, all cash amounts and deferred shares (if any) credited to Executive's account under the Company's Deferred Compensation Plan will be paid out to Executive in kind (cash for cash and shares for shares) as promptly as practicable after the Valuation Date next following the Termination Date, in accordance with the provisions of that Plan. Finally, Executive shall be entitled to the other payments and benefits set forth in Sections 8(c)(i), 8(c)(iv) and Section 8(d) (since it was a termination within two years following a Change in Control) of the Employment Agreement.

     5. Bonus. Executive shall be entitled to receive a pro rata portion (7/12ths) of the cash portion (45% target) of his 2003 Annual Incentive Program bonus, based on actual financial and operating results of the Company, payable at the same time such AIP bonus is paid to other continuing executives of the Company.

     6. Stock Options. Notwithstanding anything to the contrary set forth herein, all outstanding options will be treated in accordance with the award documents evidencing such options.

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     7. PERS. Notwithstanding anything to the contrary set forth herein, all outstanding long-term incentive awards will be treated in accordance with the award documents evidencing such grants.

     8. Withholding Taxes. All amounts payable by Company to Executive under this Agreement shall be reduced for any applicable withholding taxes.

     9. Non-Competition. Executive hereby acknowledges the restrictions set forth in Section 12 of the Employment Agreement (the "Non-Compete Provisions") and, as consideration for the payments and benefits set forth above, Executive hereby agrees that Executive shall be bound by such Non-Compete Provisions for the twelve-month period commencing as of the Termination Date. In the event of a breach, as judged by a court of competent jurisdiction, of the foregoing Non-Compete Provisions, Executive shall forfeit all rights to the payments and benefits set forth above and the Company shall be entitled to recoup any payments and the fair value of any benefits previously bestowed upon Executive hereunder.

     10. Confidentiality; Non-Disparagement. Executive hereby acknowledges the restrictions set forth in Section 13 of the Employment Agreement (the "Confidentiality and Non-Disparagement Provisions") and, as consideration for the payments and benefits set forth above, Executive hereby agrees that Executive shall continue to be bound by such Confidentiality and Non-Disparagement Provisions into perpetuity. Without limiting the generality of the foregoing, the existence and the terms and conditions of this Separation Agreement and Release shall constitute confidential information covered by the Confidentiality and Non-Disparagement Provisions, except that Executive shall have the right to disclose the existence and terms of this Separation Agreement and Release to the extent reasonably necessary to enforce his rights hereunder or those rights that survive under the Employment Agreement or otherwise to financial and legal advisors, immediate family and to the extent required to disclose by operation of law. In the event of a breach, as judged by a court of competent jurisdiction, of the foregoing Confidentiality and Non-Disparagement Provisions, Executive shall forfeit all rights to the payments and benefits set forth above and the Company shall be entitled to recoup any payments and the fair value of any benefits previously bestowed upon Executive hereunder.

     11. Material Inducement. Executive acknowledges and agrees that the Non-Compete Provisions and the Confidentiality and Non-Disparagement Provisions are an essential element of the parties' agreement, are a material inducement for the Company to make the payments and provide the benefits set forth above and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of the Non-Compete Provisions or the Confidentiality and Non-Disparagement Provisions would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

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     12. Release.

     a. Except with respect to Executive's rights hereunder and those rights of Executive that survive under the Employment Agreement, Executive, Executive's representatives, successors and assigns releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever (collectively "Claims"), whether known or unknown, which Executive had, now has or may have (provided, however, that Claims accruing after the date hereof shall not be released hereby) against the Company, its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan, including, without limitation, Claims relating to or arising out of Executive's employment with the Company or the termination of such employment. Executive represents that Executive has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan.

     b. Executive covenants that neither Executive, nor any of Executive's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, Executives, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are to be released by this Agreement, nor will Executive seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Executive's future right to enforce appropriately in a court of competent jurisdiction the terms of this Agreement or the terms that survive under the Employment Agreement.

     c. By releasing the claims described in this paragraph 13 of this Agreement, Executive does not waive any claims that cannot be waived as a matter of law, including without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor or claims under the Age Discrimination in Employment Act that arise after the date of this Agreement.

     13. Executive Acknowledgments. Executive acknowledges that (a) Executive has been advised to consult with an attorney before executing this Agreement and that Executive has been advised by an attorney or has knowingly waived Executive's right to do so, (b) Executive has been offered a period of at least twenty-one (21) days to consider this Agreement, (c) Executive has a period of seven (7) days from the date hereof within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, and (e) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, The Executive Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder. Executive understands and agrees that the Company's payment of money and other benefits to Executive and Executive's signing of this Agreement does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever.

     14. Notice of Termination. Each of Executive and the Company hereby waives the Notice of Termination provided for in Section 8(g) of the Employment Agreement.

     15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives. Neither this Agreement nor any rights hereunder shall be assignable by Executive without the Company's written consent, other than by operation of the laws of descent and distribution.

     16. Severability. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid. In any such event, such provision shall be read by such court to be as broad and restrictive as possible without being found to be inoperative, unenforceable or invalid.

     17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof, except to the extent superseded by applicable federal law.

     18. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with all counterparts taken together representing one and the same Agreement, with the same effect as if all of the signatures were upon the same instrument.

IN WITNESS WHEREOF, Executive and R.H. Donnelley Corporation, by its duly authorized agent, have hereunder executed this Agreement.


                                   /s/ Frank M. Colarusso

                                   R.H. DONNELLEY CORPORATION


                                   /s/ Robert J. Bush
                                   ------------------------------------------
                                   Name:  Robert J. Bush
                                   Title: Vice President and General Counsel